Scholastic Announces Strategic Integration of Trade Publishing, Book Fairs and Book Clubs as New Children’s Book Group to Expand Reach and Value of Scholastic Publishing

Sasha Quinton, Current School Reading Events President, to Lead Scholastic Children’s Book Group

Jackie De Leo, Leader During Barnes & Noble’s Transformation, Joins Scholastic as Publisher & Chief Merchant

New York, NY – May 29, 2025 – Scholastic (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced the strategic integration of its Trade Publishing, Book Fairs and Book Clubs divisions into a new, combined Children’s Book Group, under the leadership of Sasha Quinton, effective June 1, 2025. The reorganization best positions Scholastic’s publishing to reach even more kids through a cohesive approach across all its channels.

Scholastic President and Chief Executive Officer Peter Warwick said, “Scholastic’s ability to work seamlessly across media, publishing and distribution has never been more important to maximizing the value of our IP and ensuring that the work of our authors and illustrators connects to readers. It’s an exciting time for the Company and we’re eager for this next advancement of our content strategy, solidifying that Scholastic-published and produced stories and characters are part of children’s lives generation after generation.”

As President, School Reading Events, Ms. Quinton led substantial gains in profitability across Book Clubs and Book Fairs, including record revenue per fair through a strong focus on kid-first marketing and merchandising. She now steps into a newly created role of Executive Vice President and President, Scholastic Children’s Book Group, expanding her portfolio to include Trade Publishing. She will continue to report to Mr. Warwick while working closely with Iole Lucchese, Chief Strategy Officer and President, Scholastic Entertainment, to bolster the Company’s 360-degree IP creation strategy by opening up pathways between editorial, distribution and merchandising.

Ms. Quinton stated, “I am excited and honored to lead Scholastic’s talented children’s book publishing and distribution teams. Each of these groups is dedicated to reaching every child, as well as listening to what they want to read – an area in which Scholastic has unrivaled insight. Our new collaborative structure unlocks our potential to meet kids where they are – whether through book retailers, school-based fairs and clubs or on screens with our media peers. This will strengthen and maintain our leading position in children’s publishing with an iconic backlist, while creating beloved new stories and characters the world has yet to meet.”

As part of this growth-focused integration, Jackie De Leo joins Scholastic Children’s Book Group as Publisher and Chief Merchant, based in New York and reporting to Ms. Quinton, starting June 2, 2025. This first-of-its-kind role for the company brings editorial and curation together in a new way that is uniquely possible at Scholastic. Ms. De Leo will be responsible for continuing Scholastic’s renowned reputation for publishing high-quality and engaging books, while growing opportunities and reach for all IP.

Ms. De Leo is a well-known leader in the trade publishing and bookselling community. Her career spans more than 25 years across key areas of the industry. In her most recent position as Chief Merchandising Officer for Barnes & Noble, she oversaw purchasing, assortment development and marketing during a pivotal era of resurgence for the retailer. She has also held senior roles at Disney Book Group and Readerlink, among others.

The Company expects to provide further details on the organization and strategic outlook for its Children’s Book Group, including when it reports its fiscal 2025 results and fiscal 2026 outlook this coming July.

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About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children's books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children's media. As the world's largest publisher and distributor of children's books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Investors: Jeffrey Mathews; (212) 343-6741; investor_relations@scholastic.com

Media: Anne Sparkman; (212) 343-6657; asparkman@scholastic.com